Exhibit 99.1

Nivalis Therapeutics Reports Fourth Quarter and Full-Year 2015 Financial Results

Phase 2 Study Enrollment Progressing

Orphan Drug and Fast Track Designations Granted for N91115 in Cystic Fibrosis

BOULDER, Colo., February 29, 2016 –  Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a clinical-stage pharmaceutical company focused on treating people with cystic fibrosis (CF), today reported financial results and recent business highlights for the fourth quarter and year ended December 31, 2015.

“Nivalis continues to progress the clinical development of N91115, a novel stabilizer of the cystic fibrosis transmembrane conductance regulator protein, or CFTR, with the start of the Phase 2 study and encouraging early recruitment,”  said Jon Congleton, president and chief executive officer of Nivalis. “We are pleased that the U.S. Food and Drug Administration recently granted N91115 Orphan Drug and Fast Track designations in cystic fibrosis, which represent important milestones in the clinical development and regulatory strategy for N91115 and underscores the unmet need that remains in treating CF.” Congleton added.

Fourth Quarter and Full Year Financial Results

For the fourth quarter ended December 31, 2015, Nivalis reported a net loss of $6.6 million, or ($0.42) per share compared to a net loss of $6.1 million, or ($0.39) per share in the immediately preceding quarter. For the full year, Nivalis reported a net loss of $22.8 million compared to a net loss of $14.7 million for the prior year. The increased loss in the quarter and twelve-month period, compared to the prior year, was the result of increased operating expenses for the initiation and completion of the Phase 1b clinical trial, the initiation of the Phase 2 clinical trial as well as related development costs for N91115. In addition, general and administrative costs increased, largely related to becoming and operating as a publicly-traded Company as of mid-June 2015.

Cash used in operating activities was $5.4 million during the fourth quarter and $19.2 million for the twelve months ended December 31, 2015. As of December 31, 2015, Nivalis has approximately $87.3 million in cash and marketable securities. Nivalis has no outstanding debt and there are 15.5 million shares of common stock issued and outstanding.

Recent Business Highlights and Upcoming Milestones

•	Orphan Drug and Fast Track Designations for N91115 in Cystic Fibrosis

In early 2016, the U.S. Food and Drug Administration (“FDA”) granted Orphan Drug and Fast Track Designations to the Company’s lead investigational drug, N91115, a novel stabilizer of the cystic fibrosis transmembrane conductance regulator (CFTR) protein. The FDA Orphan Drug Designation program provides a special status to N91115, including a seven-year marketing exclusivity period against competition, as well as certain incentives, including federal grants, tax credits and a waiver of PDUFA filing fees. A Fast Track designation enables more frequent interactions with the FDA and is designed to expedite the development and review process for drugs intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs.

•	Initiation of Phase 2 Clinical Study of N91115

In late 2015, as planned, the Company initiated a Phase 2, 12-week, double-blind, randomized, placebo-controlled, parallel group study to investigate the efficacy and safety of N91115 in 135 adult patients with CF who are homozygous for the F508del-CFTR mutation and are being treated with Orkambi™. Enrollment in the study, while early, is encouraging and remains on track. Results of this study are expected to be reported in the second half of 2016. For more information on the Phase 2 study, please visit ClinicalTrials.gov and reference Identifier NCT02589236.

•	Results of Phase 1b Clinical Study for N91115

Early in the Fourth Quarter, results from the Phase 1b clinical study evaluating the safety, tolerability and pharmacokinetic profile of N91115 in participants who were homozygous for the F508del-CFTR mutation were presented during an oral presentation and in a poster at the North American Cystic Fibrosis Conference. No dose limiting toxicities were observed and N91115 was well tolerated in the study. While the study was not powered to demonstrate statistically significant clinical efficacy, a modest reduction in sweat chloride was observed at the highest dose studied, including a significant (p=0.03) within group reduction in sweat chloride at that dose, which may suggest a minimum dose for affecting CFTR modulation.

About Nivalis Therapeutics, Inc.
Nivalis Therapeutics, Inc. (http://www.nivalis.com) is a clinical stage pharmaceutical company committed to the discovery, development and commercialization of therapeutics for people with CF. In addition to developing innovative solutions intended to extend and improve the lives of people with CF, Nivalis plans to utilize its proprietary S-nitrosoglutathione reductase (GSNOR) inhibitor portfolio to develop therapeutics for other diseases.

About N91115
CF is a life-shortening genetic disease that affects an estimated 70,000 people worldwide, predominately in the United States and Europe, according to the Cystic Fibrosis Foundation (www.cff.org). CF is characterized by a defect in the chloride channel known as the “cystic fibrosis transmembrane conductance regulator,” or CFTR, and is caused by mutations in the CFTR gene. N91115 works through a novel mechanism of action called GSNOR inhibition that is presumed to modulate the unstable and defective CFTR protein responsible for CF. GSNOR inhibition restores GSNO levels thereby modifying the chaperones responsible for CFTR protein degradation. This stabilizing effect increases and prolongs the function of the CFTR chloride channel and leads to an increase in net chloride secretion. Nivalis discovered and owns exclusive rights to N91115 in the United States (U.S.) and all other major markets, including U.S. composition of matter patent protection until at least 2031.

Nivalis Therapeutics has completed clinical studies with N91115, including a Phase 1a dose-escalation safety study in healthy volunteers, and a Phase 1b safety study in people with CF who have two copies of the F508del-CFTR mutation. In preclinical studies, N91115 has been shown to increase the function of F508del-CFTR, the mutant protein that is estimated to be present in approximately 86 percent of people with CF in the United States and Europe.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Nivalis’ development plans and potential opportunities, the anticipated timing of future clinical development of N91115 and of the announcement of study results, and expectations that early stage clinical trials are indicative of later stage clinical trial results or will result in an approved drug. These forward-looking statements are based on management’s current expectations of future events and involve substantial risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the risk that the timing of site initiation and patient enrollment for our clinical trials may take longer than expected, delays in the timing of regulatory filings and approvals, delays in the commercialization, or lack of availability, of lumacaftor/ivacaftor, risks that patients do not comply with the prescribed use of lumacaftor/ivacaftor, the development, commercialization and use of alternative therapies, and other matters that could affect the completion of the clinical development and commercial potential of the company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Nivalis’ business in general, see the risk factors contained in the company’s prospectus filed with the Securities and Exchange Commission on June 17, 2015, in the company’s most recent quarterly report on Form 10-Q and in its other reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of this release, and Nivalis undertakes no duty to update or revise this information unless required by law.

Nivalis Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	4,293	2,822	16,054	12,200
General and administrative expenses	2,337	664	6,844	2,287
Loss from operations	(6,630)	(3,486)	(22,898)	(14,487)
Other income, net	67	—	80	296
Interest expense	—	—	—	(845)
Net loss	(6,563)	(3,486)	(22,818)	(15,036)
Gain on extinguishment of convertible debt as a capital transaction	—	—	—	378
Net loss attributable to common stockholders	$(6,563)	$(3,486)	$(22,818)	$(14,658)

Weighted average shares outstanding	15,452	2,207	9,371	723
Basic and diluted net loss per share	$(0.42)	$(1.58)	$(2.43)	$(20.27)

Summary Balance Sheet Data

(in thousands)

	December 31,	December 31,
	2015	2014
Cash, cash equivalents and marketable securities	$87,254	$27,812
Property, plant and equipment, gross	1,669	1,493
Working capital	83,267	26,027
Total assets	87,909	28,543
Stockholders' equity (deficit)	83,490	(15,752)

Contacts:

Investor Relations

John Graziano

1-646-378-2942

jgraziano@troutgroup.com

Media Relations

Lindsay Rocco

1-862-596-1304

lrocco@elixirhealthpr.com